Exhibit 10.23
27 September 2013

Mr. Harry Graves
Lima Energy Company
312 Walnut Street, Suite 1600
Cincinnati, OH 45202

Dear Mr. Graves,

We refer to the Ultra Clean Synthetic Crude Purchase and Sale Agreement dated August 15, 2013 between Lima Energy Company and Husky Marketing & Supply Company (the “Agreement”).  I am pleased to inform you that we now have approval from senior management and, accordingly, the condition precedent contained in Section 2.10 of the Agreement has been satisfied.

We look forward to working with you on this project.

Sincerely,

/s/ Aidan Mills
Aidan Mills
Vice President, Commodity Marketing & Supply

Ultra Clean Synthetic Crude (UCSC)

Purchase & Sale Agreement

between

Husky Marketing and Supply Company

As “Purchaser”

and

Lima Energy Company

As “Seller”

August 15, 2013

Ultra Clean Synthetic Crude Purchase & Sale Agreement

This Ultra Clean Synthetic Crude (UCSC) Purchase and Sale Agreement (this “Agreement”) is made effective as of the 15th day of August, 2013 (“Effective Date”), by and between Lima Energy Company, an Ohio Corporation with its principal place of business at 1046 South Main Street, Lima, OH 45804 (“Seller”), and Husky Marketing and Supply Company, a company organized under the laws of the State of Delaware, with its principal place of business at 5550 Blazer Parkway, Suite 200, Dublin, Ohio, USA, 43017-3478 (“Purchaser”).

Purchaser and Seller are each individually referred to as a “Party” and together as the “Parties”.

WITNESSETH

WHEREAS, Seller intends to construct an Ultra Clean BTU Conversion facility in Lima, Ohio (the “Facility”) whose initial phase (“Gas-1”) of production of UCSC will be approximately 7,000 bbl/day and, following completion of a second project phase (“Gas-2”), whose total production of UCSC will be approximately 15,000 bbl/day, bringing the combined production from both phases to approximately 22,000 bbl/day;

WHEREAS, Seller intends to sell and deliver the UCSC to Purchaser at its refinery in Lima, Ohio under this Agreement;

WHEREAS, Purchaser wishes to purchase the UCSC produced by the Facility, in accordance with and subject to all of the terms and conditions of this Agreement; and

WHEREAS, the Parties executed a Non-Binding Heads of Agreement on January 25, 2013, on which the terms of this Agreement are based.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is acknowledged, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Defined Terms

Unless otherwise defined herein or in any exhibit, schedule or appendix hereto, the following terms, when used herein or in any exhibit, schedule or appendix hereto shall have the meanings set forth below.

(a)	“Btu(s)” means British Thermal Unit(s), which is common standard measure of energy.

(b)
“Change-in-Law” means, after the Effective Date, the adoption, imposition, promulgation or modification by a Government Agency of any Law or Governmental Approval, or the issuance of an order, judgment, award or decree of a Government Agency having the effect of the foregoing, and as such change may be relevant to this Agreement.

(c)
“Claims” means (i) any claims, judgments, losses, liabilities, costs, expenses (including reasonable attorneys' fees) and damages of any nature whatsoever (except workers' compensation claims) in relation to personal injury, death or property damage incurred or made by third parties; and (ii) any claim or demand for indemnification under Section 11.1 that is based on a Party’s breach of any duty, action, representation or warranty made or owed to the Party seeking indemnification.

(d)
“Commercial Operation Date” means the date set forth in Seller’s certificate to Purchaser, in which Seller certifies that the Facility has achieved commercial operation and is capable of producing UCSC.

(e)
“Commercially Reasonable” or “Commercially Reasonable Efforts” means, with respect to any purchase or sale or other action required to be made, attempted or taken by a Party under this Agreement, such efforts as a  prudent business would undertake for the protection of its own interest under the conditions affecting such purchase or sale or other action, including without limitation, the amount of notice of the need to take such action, the duration and type of the purchase or sale or other action, the competitive environment in which such purchase or sale or other action occurs.

(f)
“Common Facilities” means all such equipment, structures and other site improvements located on the Property as are necessary or related to the conversion of solid hydrocarbon and biomass feedstock materials including, but not limited to, any such necessary control room, machine shops, warehouse, parking, raw and domestic water supplies and waste disposal, and feedstock delivery facilities, regardless of whether same are also part of, or necessary in connection with the operation of, the Facility.

(g)
“Contest” means, with respect to any Person, a contest of (a) any Governmental Approval, acts or omissions by Governmental Agencies or any related matters or (b) the amount or validity of any claim pursued by such Person in good faith and by appropriate legal, administrative or other proceedings diligently conducted so long as: (i) appropriate notations are included in the Parties’ financial statements regarding possible liabilities in accordance with GAAP, (ii) the contesting Party could not reasonably be expected to be prevented from performing its material obligations under this Agreement pending the outcome of such contest, and (iii) during the period of such contest the enforcement of any material claim against the contesting Party is effectively stayed or reasonably protected by adequate financial reserves.

(h)	“Delivery Point” means the flanged connection where the UCSC delivery line between Purchaser’s and Seller’s facilities connects to Purchaser’s Solar crude oil storage tanks.

(i)
“Facility” means the Lima Energy Company Ultra Clean BTU Conversion facility to be located at 1046 South Main Street in Lima, Ohio and capable of converting solid hydrocarbon into UCSC, together with the Common Facilities.

(j)	“Feedstock” means, as applicable, Solid Hydrocarbon material such as petroleum coke, coal or other carbonaceous materials selected by the Facility for the processing into UCSC at the Facility.

(k)
“Financing Documents” means any document relating to the financing or refinancing of the acquisition, construction, ownership, operation, maintenance or leasing of the Facility and the Common Facilities.

(l)
“Financing Parties” means institutions (including any trustee or agent on behalf of such institutions) providing financing or refinancing to Seller for the construction of the Facility or the Common Facilities.

(m)	“Forced Outage” means any outage of, or reduction in the UCSC production of the Facility that is not due to a Force Majeure Event, a Scheduled Maintenance Outage, or an Unscheduled Maintenance Outage.

(n)
“Government Agency” means any federal, state, local, territorial or municipal government and any department, commission, board, bureau, agency, instrumentality, judicial or administrative body thereof having competent jurisdiction over the subject or Party at issue.

(o)
“Governmental Approval” means any authorization, consent, approval, license, ruling, permit, exemption, variance, order, judgment, decree, guidance, policies, declarations of or regulation by any Government Agency relating to the acquisition, development, ownership, occupation, construction, start-up, testing, operation or maintenance of the Facility and Common Facilities or to the execution, delivery or performance of this Agreement.

(p)
“Law” means any statute, law, rule or regulation imposed by a Government Agency, whether in effect now or at any time in the future or any judicial or administrative interpretation having the force of the foregoing.

(q)
“Lien” means, with respect to any property of any Person, any mortgage, lien, pledge, charge, lease, easement, servitude, right of others or security interest or encumbrance of any kind in respect of such property of such Person.

(r)	“Month” means a calendar month.

(s)	“Person” means, in addition to either Party hereto, any individual, corporation, partnership, joint venture, trust, unincorporated organization or Government Agency.

(t)	“Property” means the parcels of land, comprising 63-acres, on which the Facility and its administration building will be located.

(u)
“Prudent Industry Practices” means any of the practices, methods, standards and acts (including, but not limited to, the practices, methods and acts engaged in or approved by a significant portion of the chemical process industries in the United States) that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that should reasonably have been known at the time a decision was made, could have been expected to accomplish the desired result consistent with good business practices, reliability, economy, safety and expedition, and which practices, methods, standards and acts generally conform to operation and maintenance standards recommended by the Facility’s equipment suppliers and manufacturers, the design limits and applicable Governmental Approvals and Law.

(v)
“Scheduled Maintenance Outage” means a time period during which the Facility or Purchaser’s refinery, or portions thereof, is shut down or the production or ability to consume UCSC is reduced due to the maintenance of the Facility or the Common Facilities or Purchaser’s refinery.

(w)	“Seller” means Lima Energy Company

(x)
“Taxes” means, with respect to any Person, all taxes, withholdings, assessments, imposts, duties, governmental fees, governmental charges, royalties or levies imposed directly or indirectly by any Government Agency on such Person or its income, profits or property as measured by the volume or amount of consumption of fuel, the production of synthetic hydrocarbon liquids, or gross revenue, gross receipts or comparable measure thereof, and whether characterized as an ad valorem, sales, gross receipts, Btu, carbon, natural gas production or other similar taxes.

(y)	“Term” shall have the meaning assigned to such term in Section 2.1.

(z)
“Unscheduled Maintenance Outage” means a period of time during which the Facility is shut down or the production of UCSC is reduced due to maintenance of the Facility or the Common Facilities, which is not scheduled.

(aa)
“Ultra Clean Synthetic Crude (UCSC)” means the semi-refined liquid hydrocarbon produced exclusively by the conversion of Feedstock into synthetic gas and further conversion of such synthetic gas into liquid hydrocarbon by one of the proven Fischer-Tropsch technologies and meeting the specification provided in Exhibit A herein.

1.2	Interpretations

Unless the context otherwise requires:

(a)	Words singular and plural in number shall be deemed to include the other and pronouns having masculine or feminine gender shall be deemed to include the other.

(b)
As used in Section 12.2, any reference in this Agreement to any Person includes its successors and assigns and, in the case of any Government Agency, any Person succeeding to its functions and capacities.

(c)	Any reference in this Agreement to any Section or Exhibit means and refers to the Section contained in, or Exhibit attached to, this Agreement.

(d)	Other grammatical forms of defined words or phrases have corresponding meanings.

(e)	A reference to writing includes typewriting, printing, lithography, photography and any other mode of representing or reproducing words, figures or symbols in a lasting and visible form.

(f)	A reference to a specific time for the performance of an obligation is a reference to that time in the place where that obligation is to be performed.

(g)	A reference to a Party to this Agreement includes that Party’s successors and permitted assigns.

(h)	A reference to a document or agreement, including this Agreement, includes a reference to that document or agreement as modified, amended, supplemented or restated from time to time.

(i)
If any payment, act, matter or thing hereunder would occur on a Day that is not a Business Day or a Day in which banks are closed in New York, NY, then such payment, act, matter or thing shall, unless otherwise expressly provided for herein, shall occur on the next successive Business Day.

(j)	Unless otherwise expressly provided herein any consent, acceptance, satisfaction, cooperation or approval required of a Party under this Agreement shall not be unreasonably withheld or delayed.

1.3	Technical Meanings

Words not otherwise defined herein that have well-known and generally accepted technical or trade meanings are used herein in accordance with such recognized meanings.

ARTICLE 2
PURCHASE AND SALE OF UCSC

2.1	Term

(a)	The “Term” of this Agreement shall commence on the Effective Date and continue until the Agreement is terminated in accord with the provisions of either Section 3.2, Section 8.3, or Article 9.

(b)
The “Supply Period” shall commence on the later of January 1, 2015 or the Commercial Operation Date or such other time as is mutually agreed by the Parties and shall run for a period of ten (10) years (“Supply Period”) unless otherwise terminated in accord with the provisions of either Section 3.2, Section 8.3, or Article 9.

2.2	Quantity

(a)
Seller agrees to sell, and Purchaser agrees to purchase under the terms of this Agreement 100% of Gas-1 production of UCSC, estimated at 2.5 million bbl per year, delivered ratably throughout the year.

(b)
For any calendar month during the Supply Period, subject to the provisions in Article 4, the daily average receipt of UCSC at the Delivery Point during that month shall neither exceed 8,500 bpd nor fall below 5,500 bpd.

(c)	Purchaser may, at its sole discretion, purchase under the terms of this Agreement any additional quantities of Gas-1 UCSC product (in excess of 8,500 bpd) which Seller makes available.

(d)
On the basis that Seller’s Gas-2 project phase will be completed, Purchaser has the option to purchase under the terms of this Agreement a portion or all of the additional volume of UCSC which is thus produced.  Seller will offer Gas-2 volume to Purchaser prior to completion of Gas-2 financing and start of construction.

2.3	Measurement & Metering

(a)	Seller shall, at its sole cost, install and maintain billing quality meter(s) capable of

*** TEXT OMITTED AND FILED SEPARATELY
SUBJECT TO CONFIDENTIAL TREATMENT REQUEST

(b)	± 0.1% metering accuracy for UCSC delivered to Purchaser.

(c)	All meters used to measure UCSC delivered to Purchaser shall be tested and adjusted quarterly or more frequently as needed in order to ensure accuracy per 2.3(a).

(d)
Purchaser shall have the right to have a representative present at the time of any installing, cleaning, changing, repairing, inspecting, testing, calibrating, or adjusting done in connection with the equipment used in measuring deliveries.  Seller shall give Purchaser at least two (2) days prior notice of such activities, or such activities should occur per a mutually agreeable schedule.

2.4	Delivery

(a)	Seller shall, at its sole cost, install, maintain, and operate piping and ancillary equipment required to deliver and measure UCSC to the Delivery Point.

(b)	Transfer of title and risk shall take place at the Delivery Point.

(c)	UCSC may be delivered to alternate delivery locations as mutually agreed by the Parties.

2.5	Price

(a)
Subject to 2.5(c), the price to be paid by Purchaser for all UCSC delivered under this Agreement (“Contract Price”) shall be the monthly average of the daily settles for front month NYMEX light sweet crude oil contract, multiplied by ***.

(b)
If the Contract Price falls below the target level of ********************, Seller shall have the opportunity to ship the UCSC to another location, subject to Purchaser’s first right of refusal to match other bonafide offers which are below that level and have similar other terms and conditions.

(c)	The Contract Price shall not exceed ********.

2.6	Price Review

(a)
If at any time during the Supply Period either Party considers that economic circumstances beyond the control of the Parties, while exercising due diligence, have reduced the relevance of the NYMEX light sweet crude oil contract as a benchmark for use in calculating the Contract Price, that Party may serve notice to the other Party to conduct a reassessment of the contract price for UCSC.  In conducting such reassessment, the Parties shall act in good faith to agree to an alternate benchmark.

(b)
If the Parties fail to agree upon a revised benchmark within 90 days after giving notice for a price review, the matter shall be resolved via arbitration using an industry expert or panel of experts which is mutually agreeable to both Parties.

(c)
In any such arbitration, the arbitrators shall review the benchmark used in calculating the Contract Price and decide whether it needs to be revised to reflect, as at the review date, the relevant significant change(s) in the feedstock market of Purchaser which affect the value of UCSC and the appropriateness of NYMEX as a benchmark representing the majority of the Purchaser’s refinery feedstocks.

2.7	Billing and Payment

(a)
During the Supply Period, Seller shall present invoices to Purchaser monthly, within five Business Days of the close of the previous business month.  Invoices shall reflect the actual volume of UCSC delivered that month and payment receipts from the previous month.

(b)	Payment is due by the 20th day of the calendar month in which the invoice is received.

(c)	All payments to be made by either Party under this Agreement shall be made in United States dollars by wire transfer of immediately available funds to the following accounts.

(d)
In the event Purchaser disputes in good faith any amount set forth in an invoice, the undisputed amount shall be paid in accordance with 2.7(c), and, following resolution of the dispute, any additional sums found to be due and owing to the other party shall be paid net ten (10) days.

(e)
Both Parties shall maintain and preserve for a period not less than (3) years from the date of preparation thereof, complete and accurate records of all data and information after the creation of such record or data.  Either Party shall have the right, upon reasonable prior written notice to the other Party, to examine and/or make copies of records of the other Party relating to this Agreement at any time during normal business hours during the period such records and data are required to be retained.  If any such examination reveals any inaccuracy in any statement prior to the lapse of two years from the rendition thereof, the Party discovering such inaccuracy shall promptly deliver a statement setting forth in reasonable detail the basis and amount of the proposed adjustment. Any such statement shall be due and payable and subject to dispute in the same manner provided for monthly bills as specified herein; provided that, the amount due shall be adjusted to reflect accrued interest from the original due date at the lesser of two percent (2%) over the prime rate announced from time to time by The Chase Manhattan Bank (or its successor bank) or the highest rate allowable by law as it changes from time to time from the date on which such payment became overdue to and until such payment is paid in full; and provided further that this provision of this Agreement will survive any termination of the Agreement for a period of two (2) years from the date of such termination for the purpose of such statement and payment objections.

(f)
If any payment due from either Party under this Agreement shall not be paid when due, including, without limitation, any withheld disputed amounts which are ultimately determined to be valid, there shall be due and payable to the other Party compensation thereon, calculated at a rate equal to the lesser of two percent (2%) over the prime rate announced from time to time by The Chase Manhattan Bank (or its successor bank) or the highest rate allowable by law as it changes from time to time from the date on which such payment became overdue to and until such payment is paid in full.

2.8	Renewable or Biomass Credits

(a)
Any state or federal market or regulatory credits that may accrue to final fuel products manufactured from UCSC if the UCSC itself has renewable content (“Renewable or Biomass Credits”), shall accrue to the Purchaser.  The percent of energy content of the UCSC represented by “biomass” shall be reflected in Sellers’s monthly invoice.

2.9	Carbon Credits & Taxes

(a)
Any market or regulatory credits or taxes based upon the quantity of carbon dioxide, and its equivalents, captured or emitted during the manufacturing of UCSC at the Facility shall accrue to the Seller.

2.10	Condition Precedent

(a)	The Parties recognize and agree that this Agreement shall not become effective unless and until Husky senior management approval is obtained.

ARTICLE 3
COMMENCEMENT OF CONSTRUCTION

3.1	Commencement of Construction

(a)
Purchaser shall proceed expeditiously with all activities necessary to develop, permit, and finance the Facility and to commence construction no later than one (1) year from the Effective Date of this Agreement.  The deadline to commence construction may be extended by mutual agreement of the Parties.  Construction will be deemed to have commenced when Seller has placed firm orders for major process equipment or has issued to its primary construction contractor a full notice to proceed with construction of the Facility.

3.2	Failure to Timely Commence Construction

(a)
Purchaser and Seller mutually understand and agree that in the event the Seller has not commenced construction within one (1) year from the Effective Date of this Agreement, for any reason other than the willful misconduct of Purchaser, that the sole remedy between the Parties shall be the termination of this Agreement, unless it has been otherwise extended by written mutual agreement.

ARTICLE 4
OPERATION OF PARTIES’ FACILITIES

4.1	Operation of the Facility

(a)
Commencing on and after the Commercial Operation Date, Seller shall operate the Facility in accordance with the requirements of this Agreement, subject at all times to Seller’s rights with respect to periods in which there exists (i) a Scheduled Maintenance Outage; (ii) an Unscheduled Maintenance Outage; (iii) a Force Majeure Event; or (iv) any other condition or circumstance in Prudent Industry Practices that would dictate that the Facility’s operations be shut down or curtailed.

(b)
In order to facilitate ratable production, shipment, and receipt of UCSC under this Agreement, each Party shall notify the other Party as soon as practicable of a Forced Outage or pending Unscheduled Maintenance Outage, and the Parties shall, to the extent reasonably practicable, plan their respective Scheduled Maintenance Outages to run concurrently.

(c)
Purchaser shall, to the extent reasonably practicable, adjust its inventories and production plans, taking into consideration Purchaser’s other raw material purchasing commitments and pipeline delivery schedules, in order to accommodate Seller’s operational needs and to facilitate ratable shipment and receipt of UCSC under this Agreement.

(d)
Seller shall, to the extent reasonably practicable, adjust its inventories, production plans, and shipment plans in order to accommodate Purchaser’s operational needs and to facilitate ratable shipment and receipt of UCSC under this Agreement.

(e)
Seller hereby acknowledges that Purchaser executes major maintenance turnarounds at its Lima refinery every three to six (3-6) years with each turnaround having an approximate duration of 20-40 days.  During such maintenance turnarounds, subject to the provisions of Section 4.1(c), Purchaser shall be excused from its performance obligations under Section 2.2 of this Agreement.  During such periods of excused non-performance by Purchaser, Seller shall be free to market UCSC to other customers.

(f)
Seller hereby acknowledges that Purchaser’s ability to purchase UCSC depends upon a viable economic market environment for Purchaser’s refinery at Lima.  Purchaser shall be excused from its performance obligations if economic circumstance such as a lack of demand for Purchaser’s refined products leads to a shutdown or shuttering of the refinery for a defined or undefined period.

4.2	Permits; Compliance with Laws

(a)
Seller shall be responsible for all costs relating to production and delivery to the Delivery Point of the UCSC, which costs shall include but not be limited to responsibility for obtaining and maintaining all necessary permits and approvals necessary in connection with continued operation of the Facility.

(b)	Seller shall be responsible for all costs relating to the development, construction, financing, operation and maintenance of the Facility.

(c)	Subject to the right of Contest, Seller shall, at all times, comply with all Laws and Governmental Approvals applicable to it and/or to the Facility, including all environmental laws.

ARTICLE 5
PRODUCT QUALITY

5.1	Product Quality

(a)	UCSC delivered to the Delivery Point shall comply with the UCSC Specification set forth in Exhibit A and shall not include additional materials not derived from Feedstock.

(b)
Seller shall install UCSC storage tanks to facilitate accumulation, analysis, and temporary storage of UCSC prior to its being released for shipment to the Delivery Point.  In conjunction with each shipment of UCSC from Seller’s tanks to the Delivery Point, Seller shall provide to Purchaser a certificate of analysis which lists all product quality information that Purchaser requires, using reasonable judgment, in order to verify that the UCSC in question complies with the UCSC Specification as set forth in Exhibit A.

(c)	If at any time Seller determines prior shipping UCSC that such UCSC is expected to not comply with the UCSC Specification (“Off-Spec UCSC”), then:

(i)	Seller shall notify Purchaser of the extent of the expected variance as soon as practicable (but not later than the shipment of the UCSC in question) and may request a waiver from Purchaser;

(ii)	Purchaser shall use its reasonable efforts to accept the Off-Spec UCSC;

(iii)
Within 48 hours of receipt of such notice from Seller, Purchaser shall inform Seller of its good faith estimate of the direct costs which Purchaser expects to incur by processing such Off-Spec UCSC.  If Seller agrees to such estimate, then the waiver requested under 5.1(c)(i) shall be considered to have been granted, in which case Purchaser shall accept delivery of the Off-Spec UCSC, and Seller shall reimburse Purchaser for all reasonable and verified direct costs Purchaser incurs, provided that Seller's liability to reimburse Purchaser shall not exceed the amount estimated by Buyer.

(iv)
If Seller rejects Purchaser’s cost estimate, Purchaser may reject the Off-Spec UCSC within 48 hours of receipt of Seller’s notice of rejection.  If Purchaser rejects the Off-Spec UCSC, then Seller shall be deemed to have failed to deliver the quantity of Off-Spec UCSC and shall be free to sell the UCSC in question to other customers.

(d)
If UCSC which does not comply with the UCSC Specification is delivered to Purchaser without Purchaser first being made aware that the UCSC is Off-Spec UCSC (or of the extent to which such Off-Spec UCSC does not comply with the UCSC Specification), then Seller shall reimburse Purchaser for all loss, damage, costs and expenses Purchaser incurs in processing such Off-Spec UCSC capped at 90% of the value of the UCSC in question (calculated by multiplying the delivered quantity of such Off-Spec UCSC by the applicable Contract Sales Price).

(e)
Sections 5.1(a-d) notwithstanding, if as a result of processing UCSC Purchaser encounters operational problems including but not limited to process fouling, incompatibility of UCSC with Purchaser’s other feedstocks, equipment damage, or off-spec refined products, Purchaser will make Commercially Reasonable Efforts to make accommodations so that Purchaser can continue to receive and process UCSC under this Agreement, provided that the cost of making such accommodations, whether one time or ongoing in nature, does not exceed 20% of the value of the UCSC received (calculated by multiplying the delivered quantity of UCSC by the applicable Contract Sales Price during the time period in which such accommodations were made).  Purchaser must maintain detailed records of such costs and make them available for inspection by Seller’s representatives.

(f)
If the cost of the accommodations referenced in 5.1(e) exceed or are expected to exceed 20% of the value of the UCSC in question (calculated by multiplying the delivered quantity of UCSC by the applicable Contract Sales Price during the time period in which such accommodations were made), Purchaser shall be under no obligation to purchase the UCSC and may at its sole and absolute discretion refuse to receive UCSC.  If such situation remains uncured for thirty (90) Days after notice thereof by Purchaser, provided that if such failure is not capable of being cured within such period of thirty (90) Days with the exercise of reasonable diligence, then such cure period shall be extended for an additional reasonable period of time (not to exceed 90 Days) so long as Seller is exercising reasonable diligence to cure such failure, the sole remedy between the Parties shall be the termination of this Agreement, unless it has been otherwise extended by written mutual agreement.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES; ADDITIONAL COVENANTS

6.1	Representations and Warranties of Seller

Seller represents and warrants to Purchaser as of the Effective Date as follows:

(a)
Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is qualified and in good standing in each other jurisdiction where the failure to qualify would have a material adverse effect upon Seller's performance under this Agreement, and Seller has the full legal right power and authority to execute, deliver and perform its obligations under this Agreement.

(b)	The execution and delivery of this Agreement and performance of its obligations under this Agreement by Seller have been duly authorized by all necessary corporate action.

(c)	The execution, delivery and performance of its obligations under this Agreement do not:

(i)
violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award having applicability to Seller or any provision of the organizational documents of Seller, the violation of which could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement;

(ii)	result in a breach of or constitute a default under any provision of the organizational documents of Seller,

(iii)
result in a breach of or constitute a default under any agreement relating to the management or affairs of Seller or any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Seller is a party or by which Seller or its properties or assets may be bound, the breach or default of which could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement, or

(iv)
result in, or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance of any nature (other than as may be contemplated by this Agreement) upon or with respect to any of the assets or properties of Seller, the creation or imposition of which could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement.

(d)
This Agreement constitutes a legal, valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of this Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy and concepts of materiality, reasonableness, good faith and fair dealing.

(e)
There is no pending or, to the best of Seller's knowledge, threatened action or proceeding affecting Seller before any court, Government Agency or arbitrator that could reasonably be expected to materially and adversely affect the financial condition or operations of Seller or the ability of Seller to perform its obligations hereunder.

6.2	Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller as of the Effective Date as follows:

(a)
Purchaser is a company duly organized and validly existing and in good standing under the laws of the State of Delaware and has the full legal right, power and authority to execute, deliver and perform its obligations under this Agreement.

(b)	The execution and delivery of this Agreement and performance of its obligations under this Agreement by Purchaser have been duly authorized by all necessary corporate action.

(c)	The execution, delivery and performance of its obligations under this Agreement do not:

(i)
violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award having applicability to Purchaser, the violation of which could reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement,

(ii)	result in a breach of or constitute a default under any provision of the organizational documents of Purchaser,

(iii)
result in a breach of or constitute a default under any agreement relating to the management or affairs of Purchaser or any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Purchaser is a party or by which Purchaser or its properties or assets may be bound, the breach or default of which could reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement, or

(iv)
result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance of any nature (other than as may be contemplated by this Agreement) upon or with respect to any of the assets or properties of Purchaser, the creation or imposition of which could reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.

(d)
This Agreement constitutes a legal, valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of this Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy and concepts of materiality, reasonableness, good faith and fair dealing.

(e)
There is no pending or, to the best of Purchaser's knowledge, threatened action or proceeding affecting Purchaser before any court, Governmental Agency or arbitrator that could reasonably be expected to materially and adversely affect the financial condition or operations of Purchaser or the ability of Purchaser to perform its obligations hereunder, or that purports to affect the legality, validity or enforceability of this Agreement.

ARTICLE 7
TAXES

7.1	Taxes

Each Party shall be responsible for the payment of its own Taxes.  The Seller of the UCSC shall be responsible for any taxes, royalties, and fees associated with the production of the Ultra Clean Synthetic Crude.  Purchaser of the UCSC shall be responsible for any taxes and fees associated with further processing of the material, and with selling finished products Purchaser manufactures from the UCSC.

ARTICLE 8
FORCE MAJEURE EVENT

8.1	Force Majeure Event Defined

(a)
As used in this Agreement, “Force Majeure Event” shall mean causes or events that are beyond the reasonable control of, and without the fault or negligence of, the Party claiming such Force Majeure Event, including, without limitation, acts of God; unusually severe actions of the elements such as floods, hurricanes, or tornadoes; sabotage; terrorism; war; strikes, lockouts, riots or public disorders; freezing of wells or lines of pipe; and actions or failures to act of any Governmental Agency (including expropriation, requisition, Change-in-Law) to the extent preventing or delaying the performance of the Party claiming excuse under this Agreement.

(b)
Force Majeure Event shall not include: (i) the failure of performance (in the absence of an event of the type described in Section 8.1(a)) of third party suppliers of goods or services, including, without limitation, a defect in the manufacture, design or installation of the Facility, or the ability of a Purchaser to receive the UCSC delivered; (ii) the unavailability of equipment which could reasonably have been avoided by compliance with Commercially Reasonable Efforts; (iii) changes in market conditions that affect the price of fuel, conventional petroleum crude oil, or gasification services; (iv) any failure to operate or maintain the Facility in compliance with Prudent Industry Practices; (v) the failure to timely apply for or to obtain Governmental Approvals for the construction or operation of the Facility; (vi) a Scheduled Maintenance Outage; (vii) an Unscheduled Maintenance Outage; or (viii) a Forced Outage.

8.2	Applicability of Force Majeure Event

(a)
Neither Party shall be in breach or liable for any delay or failure in its performance under this Agreement to the extent such performance is prevented or delayed due to a Force Majeure Event, provided that:

(i)
the non-performing Party shall give the other Party written notice within forty eight (48) hours of the commencement of the Force Majeure Event, with details to be supplied within ten (10) Days after the commencement of the Force Majeure Event further describing the particulars of the occurrence of the Force Majeure Event.  After such commencement the non-performing party shall be excused for breach or liability for any delay or failure in its performance hereunder;

(ii)	the delay in performance shall be of no greater scope and of no longer duration than is directly caused by the Force Majeure Event;

(iii)
the Party whose performance is delayed or prevented shall proceed with Commercially Reasonable Efforts to overcome the events or circumstances preventing or delaying performance and shall provide weekly written progress reports to the other Party during the period that performance is delayed or prevented describing actions taken and to be taken to remedy the consequences of the Force Majeure Event, the schedule for such actions and the expected date by which performance shall no longer be affected by the Force Majeure Event;

(iv)	when the performance of the Party claiming the Force Majeure Event is no longer being delayed or prevented, that Party shall give the other Party written notice to that effect; and

(v)	except as specifically provided in this Article IX, a Force Majeure Event shall not excuse any obligation to make any payments that are otherwise due and payable pursuant to this Agreement.

8.3	Other Effects of Force Majeure Events

(a)
If any Force Majeure Event claimed by a Party shall continue for more than twelve Months from the date of notice provided by such Party in Section 8.2(a), then the other Party may, at any time following the end of such period, terminate this Agreement upon 30 days written notice to the affected Party, without further obligation by the terminating Party, except as to payment of any costs and liabilities incurred prior to the effective date of such termination; provided, such notice of termination must be given during the period that performance continues to be delayed or prevented by the Force Majeure Event.

ARTICLE 9
TERMINATION AND DEFAULT
9.1	Termination

(a)
Purchaser reserves the right to terminate this Agreement if Seller fails to reach the Commercial Operation Date within four (4) years of the Effective Date of this Agreement.  However, the Seller may request an extension for up to one (1) additional year, which extension shall not be unreasonably denied.

9.2	Event of Default

(a)	The occurrence of any one of the following shall constitute an Event of Default with respect to Seller:

(i)
A proceeding or case shall be commenced, without the application or consent of Seller, in any court of competent jurisdiction, seeking: (a) its liquidation, reorganization of its debts, dissolution or winding-up, or the composition or readjustment of its debts; (b) the appointment of a receiver, custodian, liquidator or the like of Seller or of all or any substantial part of its assets; or (c) similar relief in respect of Seller under any law relating to bankruptcy, insolvency, reorganization of its debts, winding-up, composition or adjustment of debt, and such proceeding shall remain in effect, for a period of one hundred twenty (120) Days;

(ii)	Seller makes an assignment of this Agreement in violation of Section 12.2 unless cured within thirty (30) Days after notice thereof by Purchaser;

(iii)	Any representation made by Seller under Article VI that is determined to be false in any material respect when made, unless cured within thirty (30) Days after notice thereof by Purchaser; or

(iv)
Seller shall fail to comply with any other material provision of this Agreement and such failure shall: continue uncured for thirty (30) Days after notice thereof by Purchaser, provided that if such failure is not capable of being cured within such period of thirty (30) Days with the exercise of reasonable diligence, then such cure period shall be extended for an additional reasonable period of time (not to exceed 120 Days) so long as Seller is exercising reasonable diligence to cure such failure.

(b)	The occurrence of any one of the following shall constitute an Event of Default with respect to Purchaser:

(i)	Purchaser shall fail to make payments for undisputed amounts due under this Agreement to Seller within twenty (20) Business Days after notice from Seller that such payment is due;

(ii)
Purchaser shall: (a) admit in writing its inability to pay its debts as such debts become due; (b) make a general assignment or an arrangement or composition with or for the benefit of its creditors; (c) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against such Party under any bankruptcy or similar law; (d) take any action for the purpose of effecting any of the foregoing and Purchaser shall fail to cure such action or failure within sixty (60) Days;

(iii)
A proceeding or case shall be commenced, without the application or consent of Purchaser, in any court of competent jurisdiction, seeking: (a) its liquidation, reorganization of its debt, dissolution or winding up, or composition or readjustment of its debt; (b) the appointment of a receiver, custodian, liquidator or the like of Purchaser or of all or any substantial part of its assets; or (c) similar relief in respect of Purchaser under any law relating to bankruptcy, insolvency, reorganization of its debts, winding-up, composition or adjustment of debts, and such proceeding shall remain in effect, for a period of 120 Days;

(iv)	Purchaser makes an assignment of this Agreement in violation of Section 12.2 unless cured within thirty (30) Days after notice thereof by Seller;

(v)	Any representation made by Purchaser under Article VIII shall be false in any material respect when made, unless cured within thirty (30) Days after notice thereof by Seller; or

(vi)
Purchaser shall fail to comply with any other material provision of this Agreement (other than the obligation to pay money when due), and such failure shall continue uncured for thirty (30) Days after notice thereof by Seller, provided that if such failure is not capable of being cured within such period of thirty (30) Days with the exercise of reasonable diligence, then such cure period shall be extended for an additional reasonable period of time (not to exceed 120 Days) so long as Purchaser is exercising reasonable diligence to cure such failure.

9.3	Remedies for Default

(a)
If an Event of Default occurs with respect to a defaulting Party at any time during the Term, the non-defaulting Party may, for so long as the Event of Default is continuing pursue any one or more of the following remedies, (i) withhold any payments due in respect of this Agreement; (ii) terminate this Agreement; and (iii) pursue any other remedies available at law or in equity except to the extent such remedies are limited or excluded by this Agreement.

ARTICLE 10
 INDEMNIFICATION AND LIABILITY
10.1	Indemnification

(a)
Each Party shall indemnify, defend and hold harmless the other Party from any Claims, whether or not such Claims result from the negligence or willful misconduct of the indemnifying Party or the indemnifying Party's own officers, directors, affiliates, agents, employees, contractors or subcontractors, except to the extent such Claims are caused by the negligence, willful misconduct, or breach of this Agreement by the indemnified Party or its officers, directors, affiliates, agents, employees, contractors and subcontractors.  The indemnifying Party shall also reimburse the indemnified Party for any and all legal or other expenses (including attorneys' fees) reasonably incurred by the indemnified Party in connection with Claims subject to this Section 10.1.

10.2	Fines

(a)
Any fines, penalties or other costs incurred by either Party or such Party's agents, employees or subcontractors for non-compliance by such Party, its agents, employees or subcontractors with the requirements of any Laws or Governmental Approvals shall be the sole responsibility of such non-complying Party.

(b)
If such fines, penalties or other costs are assessed against Purchaser by any Government Agency or court of competent jurisdiction due solely to the non-compliance by Seller with any Laws or Governmental Approvals, Seller shall indemnify and hold harmless Purchaser against any and all losses, liabilities, damages and claims suffered or incurred because of the failure of Seller to comply therewith. Seller shall also reimburse Purchaser for any and all legal or other expenses (including attorneys' fees) reasonably incurred by Purchaser in connection with such losses, liabilities, damages and claims.

(c)
If such fines, penalties or other costs are assessed against Seller by any Government Agency or court of competent jurisdiction due solely to the non-compliance by Purchaser with any Laws or Governmental Approvals, Purchaser shall indemnify and hold harmless Seller against any and all losses, liabilities, damages and claims suffered or incurred because of the failure of Purchaser to comply therewith. Purchaser shall also reimburse Seller for any and all legal or other expenses (including attorneys’ fees) reasonably incurred by Seller in connection with such losses, liabilities, damages and claims.

10.3	Limitations of Liability, Remedies and Damages

(a)
Each Party acknowledges and agrees that in no event shall any partner, shareholder, owner, officer, director, employee, or affiliate of either Party be personally liable to the other Party for any payments, obligations, or performance due under this Agreement or any breach or failure of performance of either Party.

(b)
The sole recourse for payment or performance of the obligations under this Agreement shall be against Seller or Purchaser and each of their respective assets and not against any other Person, except for such liability as expressly assumed by an assignee pursuant to an assignment of this Agreement in accordance with the terms hereof.

(c)	The provisions of this Article X shall survive the termination of this Agreement.

ARTICLE 11
DISPUTE RESOLUTION

11.1	Senior Officers

(a)
Seller and Purchaser shall designate in writing to the other Party a representative who shall be authorized to resolve any dispute arising under this Agreement in an equitable manner and, unless otherwise expressly provided herein, to exercise the authority of such Party to make decisions by mutual agreement.

(b)
If such designated representatives are unable to resolve a dispute under this Agreement, such dispute shall be referred by each Party’s representatives, respectively, to a senior officer designated by Seller and a senior officer designated by Purchaser for resolution upon five (5) Days’ written notice from either Party.

(c)
The Parties hereto agree (i) to attempt to resolve all disputes arising hereunder promptly, equitably and in a good faith manner; and (ii) to provide each other with reasonable access during normal business hours to any and all non-privileged records, information and data pertaining to any such dispute.

11.2	Further Actions

(a)
If, following the above attempts to resolve any dispute arising under this Agreement, the Parties remain unable to resolve such dispute either Party may pursue any remedies available at law or in equity consistent with, and subject to the terms of this Agreement.

ARTICLE 12
MISCELLANEOUS

12.1	Prudent Industry Practices

(a)	All actions required or taken by either Party under this Agreement shall be consistent with Prudent Industry Practices.

12.2	Assignment

(a)
Subject to Section 12.2(b), neither this Agreement, nor any of the rights or obligations hereunder, may be assigned, transferred or delegated by either Party without the express prior written consent of the other Party, which shall not be unreasonably withheld.

(b)
Purchaser and Seller each agree that the other Party may (i) assign, mortgage, hypothecate, pledge or otherwise encumber all or any portion of such Party’s interest in and to this Agreement in favor of any Financing Party and its successors and assigns and (ii) any such Financing Party may assign such interest in and to this Agreement to any subsequent assignee in connection with the sale, transfer or exchange of its rights under this Agreement. Each of the Parties agrees to execute such documents as reasonably may be requested by any such Financing Party or subsequent assignee to evidence and acknowledge its consent and the effectiveness of any such assignment or Lien.  In connection therewith, each Party agrees to furnish to the other Party’s Financing Parties such written information, certificates, opinions, affidavits and other like documents as may be reasonably requested by such Financing Party. In addition, each Party shall promptly execute any additional documents as may be reasonably requested by the Financing Parties.

12.3	Notices

Except as otherwise specified in this Agreement, any notice, demand for information or documents required or authorized by this Agreement to be given to a Party shall be given in writing and shall be sufficiently given if delivered by overnight mail, overnight courier or hand delivered with written receipt, or if transmitted and received by facsimile transmission addressed as set forth below, or if sent to such Party by overnight mail, overnight courier or hand delivery to such other address as such Party may designate for itself by notice given in accordance with this Section 15.3. Any such notice shall be effective only upon actual delivery or receipt thereof. All notices given by telex or facsimile shall be confirmed in writing, delivered or sent as aforesaid, but the failure to so confirm shall not invalidate the original notice. The address for the delivery of notices and bills to each Party and their respective telephone and facsimile numbers are as follows:

If to Purchaser:

Husky Lima Refinery
1150 S. Metcalf Street
Lima, OH  45805
Attn:  Pat Conrath
Phone:  (419) 231-2491
Fax:       (419) 226-2635

-and-

Husky Marketing and Supply Company
707 8th Avenue SW, Box 6525, Station “D”
Calgary, Alberta, Canada, T2P 3G7
Attn:  Aidan Mills
Phone:  (403) 298-6222
Fax:       (403) 750-3566

If to Seller:

Lima Energy Company
312 Walnut Street, Suite 1600
Cincinnati, OH 45202
Attn: Mr. Harry H. Graves
Phone:  (513) 762-7870
Fax:       (513) 621-5947

12.4	Choice of Law

This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, exclusive of conflicts of law provisions.

12.5	UCC

Except as otherwise provided for in this Agreement, the provisions of the Uniform Commercial Code (the “UCC”) of the state whose Laws shall govern this Agreement shall be deemed to apply to this Agreement and synthetic liquids or synthetic natural gas shall each be deemed to be a “good” for purposes of the UCC.

12.6	Entire Agreement

This Agreement constitutes the entire understanding between the Parties and supersedes any and all previous understandings or agreements between the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

12.7	Waiver

Any term or condition of this Agreement may be waived at any time by the Party hereto that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The failure or delay of either Party to require performance by the other Party of any provision of this Agreement shall not affect its right to require performance of such provision unless and until such performance has been waived by such Party in writing in accordance with the terms hereof. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

12.8	Modification or Amendment

No modification, amendment or waiver of any provision of this Agreement shall be valid or binding on the Parties unless executed in writing and signed by the Party against whom enforcement is sought by the other Party.

12.9	Severability

If any term or provision of this Agreement or the application thereof to any Person or circumstance is held to be illegal, invalid or unenforceable under any present or future Law or by any Government Agency, (a) such term or provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

12.10	Counterparts

This Agreement may be executed in several counterparts, all of which shall be deemed to constitute one agreement binding on both Parties,

12.11	Confidential Information

Any information provided by either Party to the other Party pursuant to this Agreement and labeled "CONFIDENTIAL" shall be utilized by the receiving Party solely in connection with the purposes of this Agreement and shall not be disclosed by the receiving Party to any third party, except with the providing Party's prior written consent, and upon request of the providing Party shall be returned thereto. Notwithstanding the above, the Parties acknowledge and agree that such information may be disclosed to actual and prospective Financing Parties, and other third parties, who are bound by a written confidentiality agreement with one of the Parties, as may be necessary for Purchaser and Seller to perform their obligations under this Agreement and the Financing Documents. To the extent that such disclosures are necessary, the Parties also agree that they shall endeavor in disclosing such information to seek to preserve the confidentiality of such disclosures. This provision shall not prevent either Party from providing any confidential information received from the other Party to any court in accordance with a proper discovery request or in response to the reasonable request of any Government Agency charged with regulating the disclosing Party’s affairs, provided that, if feasible, the disclosing Party shall give prior notice to the other Party of such disclosure and, if so requested by such other Party, shall have used all reasonable efforts to oppose or resist the requested disclosure, as appropriate under the circumstances, or to otherwise make such disclosure pursuant to a protective order or other similar arrangement for confidentiality.

12.12	Independent Contractors

The Parties are independent contractors. Nothing contained herein shall be deemed to create an association, joint venture, partnership or principal/agent relationship between the Parties hereto or to impose any partnership obligation or liability on either Party. Neither Party shall have any right, power or authority to enter into any agreement or commitment, act on behalf of, or otherwise bind the other Party in any way.

12.13	Third Parties

This Agreement is intended solely for the benefit of the Parties. Nothing in this Agreement shall be construed to create any duty or liability to, or standard of care with reference to, any other Person.

12.14	Representation by Legal Counsel

Each Party to this Agreement hereby represents to the other Party that it has been afforded full opportunity to have this Agreement and each of its terms and conditions reviewed by legal counsel of its own selection and has performed such legal and other due diligence as would typically be performed in a commercial transaction of similar nature.

Executed this 15th day of August, 2013.

HUSKY MARKETING AND SUPPLY COMPANY

By:	/s/ Aidan Mills
Name:	Aidan Mills
Title:	Vice President, Commodity Marketing and Supply

LIMA ENERGY COMPANY

By:	/s/ Harry H. Graves
Name:	Harry H. Graves
Title:	Chairman

*** TEXT OMITTED AND FILED SEPARATELY
SUBJECT TO CONFIDENTIAL TREATMENT

Exhibit A

Ultra Clean Synthetic Crude Specification

Crude Properties (ASTM method in parentheses)
Gravity (D5002 or D287)	**********
Sulfur (D5453)	********
Acidity (D664)	*******
Asphaltenes (D6560)	*******
Nitrogen (D5762)	*******
Nickel (D5708 or D5863)	******
Vanadium (D5708 or D5863)	******
Olefins (D6729)	******
Oxygenates (D6729)	******

Liquid Volume Yields (ASTM D5307)
C3-C4 LPG	***
Naphtha (TBP cut point 360 ⁰F)	******
Distillate (TBP cut point 615 ⁰F)	******
Gasoils (TBP cut point 1,050 ⁰F)	******
Vac Bottoms	******